EXHIBIT 99.1

SPS Commerce Reports Fourth Quarter and Full Year 2014 Financial Results

Company delivers 24% growth in recurring revenue over last year

MINNEAPOLIS, Feb. 5, 2015 (GLOBE NEWSWIRE) -- SPS Commerce (Nasdaq:SPSC), a leading provider of cloud-based supply chain management solutions, today announced financial results for the fourth quarter and full year ended December 31, 2014.

Revenue was $35.4 million in the fourth quarter of 2014, compared to $28.0 million in the fourth quarter of 2013, reflecting 27% growth in revenue from the fourth quarter 2013. Recurring revenue grew 28% from the fourth quarter of 2013.

Net income in the fourth quarter of 2014 was $854,000 or $0.05 per diluted share, compared to net income of $294,000, or $0.02 per diluted share, in the fourth quarter of 2013. Non-GAAP net income per diluted share was $0.18, compared to non-GAAP net income per diluted share of $0.13 in the fourth quarter of 2013. Adjusted EBITDA for the fourth quarter of 2014 increased 33% to $5.0 million, compared to the fourth quarter of 2013.

"2014 was another important year of growth for SPS Commerce. We experienced momentum across all areas of our business as we continued to take advantage of the shift toward omnichannel in the retail industry," said Archie Black, president and CEO of SPS Commerce. "This year, we continued to expand our network and furthered our international foothold through the acquisition of Australia-based Leadtec and the opening of our London office. We believe we have laid a strong foundation for the next phase of growth through our robust analytics solution, channel strategy and continued enhancements to our platform, and remain confident that we are well positioned to grow our market leadership."

Revenue for the full year ended December 31, 2014 was $127.9 million compared to $104.4 million for the full year ended December 31, 2013, reflecting 23% growth in revenue. Recurring revenue grew 24% from the year ended December 31, 2013.

Net income for the twelve months ended December 31, 2014 was $2.7 million or $0.16 per diluted share, compared to net income of $1.1 million or $0.07 per diluted share, for the comparable period in 2013. Non-GAAP net income per diluted share for the twelve months ended December 31, 2014 was $0.65, compared to non-GAAP net income per diluted share of $0.53 for the comparable period in 2013. Adjusted EBITDA for the full year ended December 31, 2014 increased 32% to $18.2 million, compared to the full year ended December 31, 2013.

"SPS Commerce had a strong finish to another great year, with year-over-year recurring revenue growth of 24%," said Kim Nelson, CFO of SPS Commerce. "We are addressing a tremendous global opportunity and will continue to focus our efforts in 2015 on expanding our network by adding customers and capturing wallet share, while leveraging the tailwind provided by the retail industry's shift to omnichannel."

Guidance

For the first quarter of 2015, revenue is expected to be in the range of $35.7 to $36.2 million. First quarter net income per diluted share is expected to be in the range of $0.02 to $0.03 with fully diluted weighted average shares outstanding of approximately 17 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.16 to $0.18. Adjusted EBITDA is expected to be in the range of $4.5 to $5.0 million. Non-cash, share-based compensation expense is expected to be approximately $1.6 million and amortization expense is expected to be approximately $800,000.

For the full year of 2015, revenue is expected to be in the range of $155 to $157 million, representing 21% to 23% growth over 2014. Full year net income per diluted share is expected to be in the range of $0.16 to $0.20 with fully diluted weighted average shares outstanding of approximately 17 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.75 to $0.78. Adjusted EBITDA is expected to be in the range of $21 to $22 million. Non-cash, share-based compensation expense is expected to be approximately $6.7 million and amortization expense is expected to be approximately $3.2 million. Also for the year, we expect an annual effective tax rate of approximately 40%, with cash taxes for the year to be minimal.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID# 66983335 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu. The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 56 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in U.S. Patent and Trademark Office. INFINITE RETAIL POWER, SPS logo and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the first quarter and full year of 2015, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2013, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	December 31,
	2014	2013

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 130,795	$ 131,294
Accounts receivable, net	15,422	11,611
Deferred costs	12,055	9,048
Deferred income taxes	76	1,272
Other current assets	3,846	2,850
Total current assets	162,194	156,075

PROPERTY AND EQUIPMENT, net	11,361	9,922
GOODWILL	34,854	25,487
INTANGIBLE ASSETS, net	18,851	17,082
OTHER ASSETS
Deferred costs, non-current	5,267	3,684
Deferred income taxes, non-current	11,035	10,870
Other non-current assets	213	210
Total assets	$ 243,775	$ 223,330

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 3,961	$ 1,798
Accrued compensation	9,926	7,981
Accrued expenses	2,470	2,413
Deferred revenue	7,505	6,335
Deferred rent	698	388
Total current liabilities	24,560	18,915

OTHER LIABILITIES
Deferred revenue, non-current	10,653	8,785
Deferred rent, non-current	3,471	2,857
Total liabilities	38,684	30,557

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	--	--
Common stock, $0.001 par value; 55,000,000 shares authorized; 16,348,747 and 16,092,121 shares issued and outstanding, respectively	16	16
Additional paid-in capital	250,633	239,549
Accumulated deficit	(44,088)	(46,792)
Foreign currency translation adjustments	(1,470)	--
Total stockholders' equity	205,091	192,773
Total liabilities and stockholders' equity	$ 243,775	$ 223,330

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$ 35,402	$ 27,973	$ 127,947	$ 104,391
Cost of revenues	11,139	8,523	39,991	31,781
Gross profit	24,263	19,450	87,956	72,610
Operating expenses
Sales and marketing	12,490	10,458	46,990	39,621
Research and development	3,817	2,904	13,494	10,870
General and administrative	5,727	4,647	20,233	17,189
Amortization of intangible assets	812	717	2,856	3,158
Total operating expenses	22,846	18,726	83,573	70,838
Income from operations	1,417	724	4,383	1,772
Other income (expense)
Interest income, net	36	36	187	112
Other expense	(401)	(52)	(458)	(147)
Total other expense, net	(365)	(16)	(271)	(35)
Income before income taxes	1,052	708	4,112	1,737
Income tax expense	(198)	(414)	(1,408)	(686)
Net income	$ 854	$ 294	$ 2,704	$ 1,051

Net income per share
Basic	$ 0.05	$ 0.02	$ 0.17	$ 0.07
Diluted	$ 0.05	$ 0.02	$ 0.16	$ 0.07

Weighted average common shares used to compute net income per share
Basic	16,323	15,606	16,236	15,201
Diluted	16,878	16,376	16,814	15,931

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Year Ended
	December 31,
	2014	2013

Cash flows from operating activities
Net income	$ 2,704	$ 1,051
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	1,031	443
Depreciation and amortization of property and equipment	5,714	4,893
Amortization of intangible assets	2,856	3,158
Provision for doubtful accounts	717	479
Stock-based compensation	5,396	4,203
Changes in assets and liabilities, net of effect of acquisition
Accounts receivable	(3,890)	(1,150)
Deferred costs	(4,590)	(2,184)
Other current assets	(719)	2,593
Other non-current assets	--	28
Accounts payable	1,271	(59)
Accrued compensation	1,568	1,943
Accrued expenses	1,365	(108)
Deferred revenue	2,440	1,309
Deferred rent	925	1,644
Net cash provided by operating activities	16,788	18,243
Cash flows from investing activities
Business acquisition, net of cash acquired	(12,595)	--
Purchases of property and equipment	(7,582)	(5,701)
Net cash used in investing activities	(20,177)	(5,701)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	1,886	3,735
Excess tax benefit from exercise of options to purchase common stock	261	156
Net proceeds from employee stock purchase plan	1,338	1,242
Net proceeds from common stock offering	--	47,738
Stock offering costs	--	(169)
Net cash provided by financing activities	3,485	52,702
Effect of foreign currency exchange rate changes	(595)	--
Net increase (decrease) in cash and cash equivalents	(499)	65,244
Cash and cash equivalents at beginning of period	131,294	66,050
Cash and cash equivalents at end of period	$ 130,795	$ 131,294

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income	$ 854	$ 294	$ 2,704	$ 1,051
Depreciation and amortization of property and equipment	1,461	1,307	5,714	4,893
Amortization of intangible assets	812	717	2,856	3,158
Interest income, net	(36)	(36)	(187)	(112)
Income tax expense	198	414	1,408	686
Other	338	--	269	(105)

EBITDA	3,627	2,696	12,764	9,571
Stock-based compensation expense	1,405	1,083	5,396	4,203

Adjusted EBITDA	$ 5,032	$ 3,779	$ 18,160	$ 13,774

Net income	$ 854	$ 294	$ 2,704	$ 1,051
Stock-based compensation expense	1,405	1,083	5,396	4,203
Amortization of intangible assets	812	717	2,856	3,158

Non-GAAP income	$ 3,071	$ 2,094	$ 10,956	$ 8,412

Shares used to compute non-GAAP income per share
Basic	16,323	15,606	16,236	15,201
Diluted	16,878	16,376	16,814	15,931

Non-GAAP income per share
Basic	$ 0.19	$ 0.13	$ 0.67	$ 0.55
Diluted	$ 0.18	$ 0.13	$ 0.65	$ 0.53
CONTACT: Investor Relations
         The Blueshirt Group
         Lisa Laukkanen
         Nicole Gunderson
         SPSC@blueshirtgroup.com
         415-217-7722

         Kay Rindels
         SPS Commerce
         866-245-8100
         krindels@spscommerce.com